UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RGC Resources, Inc.

(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation or organization)	54-1909697 (I.R.S. Employer Identification No.)
519 Kimball Ave., N.E. Roanoke, Virginia (Address of Principal Executive Offices)	24016 (Zip Code)

Amended and Restated Restricted Stock Plan

for Outside Directors of RGC Resources, Inc.

(Full title of the plan)

Jason A. Field

Vice President, Chief Financial Officer and Treasurer

RGC Resources, Inc.

519 Kimball Ave., N.E.

Roanoke, Virginia 24016

(Name and address of agent for service)

(540) 777-4427

(Telephone number, including area code, of agent for service)

Copies to:

Talfourd H. Kemper, Jr., Esq.

Corey S. Davis, Esq.

Woods Rogers Vandeventer Black PLC

10 South Jefferson Street, Suite 1800

Roanoke, Virginia 24011

(540) 983-7600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY STATEMENT

This Registration Statement on Form S-8 is being filed by RGC Resources, Inc. (the “Registrant”), to register an additional 200,000 shares of the Registrant’s common stock, par value $5.00 per share (“Common Stock), that may be issued pursuant to the Amended and Restated Restricted Stock Plan for Outside Directors of RGC Resources, Inc. (the “Director Restricted Plan”).  At the Registrant’s Annual Shareholder meeting on January 23, 2023, the shareholders authorized and approved these additional shares of Common Stock for issuance under the Director Restricted Plan.  These additional shares of Common Stock are additional securities of the same class as other securities for which a registration statement (File No. 333-178136) on Form S-8 relating to the Director Restricted Plan previously was filed with the Securities and Exchange Commission (the “Commission”) on November 23, 2011.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.          PLAN INFORMATION.*

ITEM 2.          REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

*The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933 and the introductory note to Part I of Form S-8.  The documents containing the information specified in Part I will be given to the participants in the Director Restricted Plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.          INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Registrant with the Commission are incorporated by reference into this Registration Statement as of their respective dates of filing:

(1)        The Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2022 filed with the Commission on December 2, 2022 (including the portions of the Registrant’s Definitive Proxy Statement on Schedule 14A filed December 2, 2022, as supplemented by the Registrant’s supplemental proxy materials filed December 20, 2022, incorporated by reference therein);

(2)        The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2022 and March 31, 2023 filed with the Commission on February 8, 2023 and May 5, 2023, respectively;

(3)        The Registrant’s Current Reports on Form 8-K, and amendments thereto, filed with the Commission since October 1, 2022 (other than portions of those documents deemed to be furnished and not filed); and

(4)        The description of the Registrant’s common stock contained in Exhibit 99.1 to Amendment No. 1 to the Registrant’s Current Report on Form 8-K filed with the Commission on February 5, 2020, including any amendments, reports or other filings with the Commission filed subsequent thereto and updating such description.

All documents filed subsequent to the date of this Registration Statement by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered hereunder have been sold (or otherwise issued) or which deregisters any shares of such Common Stock then remaining unsold (or otherwise unissued), shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from their respective dates of filing.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.          DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.          INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 13.1-692.1 of the Code of Virginia, 1950, as amended, places a limitation on the liability of officers and directors of a corporation in any proceeding brought by or in the right of the corporation or brought by or on behalf of shareholders of the corporation. The damages assessed against an officer or director arising out of a single transaction, occurrence, or course of conduct shall not exceed the greater of $100,000 or the amount of cash compensation received by the officer or director from the corporation during the 12 months immediately preceding the act or omission for which liability was imposed. The statute also authorizes the corporation, in its articles of incorporation or, if approved by the shareholders, in its bylaws, to provide for a different specific monetary limit on, or to eliminate entirely, liability. The liability of an officer or director shall not be limited if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law. The Registrant’s articles of incorporation contain a provision which eliminates, to the full extent that the laws of the Commonwealth of Virginia permit, the liability of an officer or director of the Registrant to the corporation or its shareholders for monetary damages for any breach of duty as a director or officer.

The Registrant’s articles of incorporation also require the Registrant to indemnify any director or officer who is or was a party to a proceeding, including a proceeding by or in the right of the corporation, by reason of the fact that he is or was such a director or officer or is or was serving at the request of the Registrant as a director, officer, employee or agent of another entity. Directors and officers of the Registrant are entitled to be indemnified against all liabilities and expenses incurred by the director or officer in the proceeding, except such liabilities and expenses as are incurred because of his or her willful misconduct or knowing violation of the criminal law. Unless a determination has been made that indemnification is not permissible, a director or officer also is entitled to have the Registrant make advances and reimbursement for expenses prior to final disposition of the proceeding upon receipt of a written undertaking from the director or officer to repay the amounts advanced or reimbursed if it is ultimately determined that he or she is not entitled to indemnification. The Registrant’s board of directors also has the authority to extend to employees, agents, and other persons serving at the request of the Registrant the same indemnification rights held by directors and officers, subject to all of the accompanying conditions and obligations.

Virginia Code Section 13.1-700.1 permits a court, upon application of a director or officer, to review the Registrant’s determination as to a director’s or officer’s request for advances, reimbursement or indemnification. If it determines that the director or officer is entitled to such advances, reimbursement or indemnification, the court may order the Registrant to make advances and/or reimbursement for expenses or to provide indemnification, in which case the court will also order the Registrant to pay the officer’s or director’s reasonable expenses incurred to obtain the order. With respect to a proceeding by or in the right of the corporation, the court may order indemnification to the extent of the officer’s or director’s reasonable expenses if it determines that, considering all the relevant circumstances, the officer or director is entitled to indemnification even though he or she was adjudged liable, and may also order the Registrant to pay the officer’s and director’s reasonable expenses incurred to obtain the order.

The Registrant has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another entity, against any liability asserted against or incurred by such person, in any such capacity or arising from his or her status as such, whether or not the Registrant would have the power to indemnify such person against such liability under the Registrant’s articles of incorporation.

The Registrant maintains a directors’ and officers’ legal liability insurance policy. The policy provides coverage, subject to certain deductible or retention amounts, for (i) the Registrant’s directors and officers against losses by reason of their wrongful acts, and (ii) the Registrant against claims against the directors and officers by reasons of their wrongful acts for which the Registrant is required to indemnify or pay, all as such terms are defined in the policy and subject to the terms, conditions and exclusions contained therein.

ITEM 7.          EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.          EXHIBITS.

For the list of exhibits, see the Exhibit Index preceding the signature page to this Registration Statement, which is incorporated in this item by reference.

ITEM 9.          UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

1.        To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

2.         That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

4.         That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

5.          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description
5.1*	Opinion of Woods Rogers Vandeventer Black PLC
10.1	Amended and Restated Restricted Stock Plan for Outside Directors of RGC Resources, Inc. (incorporated by reference to Exhibit 10(i)(i) to the Registrant’s Annual Report on Form 10-K for the year ended September 30, 2017, filed with the Commission on December 8, 2017)
23.1*	Consent of Brown Edwards & Company, L.L.P.
23.2*	Consent of Woods Rogers Vandeventer Black PLC (contained in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page(s) to this registration statement)
107*	Filing Fee Table

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Roanoke, Commonwealth of Virginia, on June 1, 2023.

RGC RESOURCES, INC.

By: /s/ Paul W. Nester
Paul W. Nester
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Paul W. Nester and Jason A. Field, and each of them, either or both of whom may act, his or her true and lawful agent and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) with full power and authority, do any and all acts and things and execute any and all instruments which said agent and attorney-in-fact determines may be necessary or advisable or required to comply with the Securities Act of 1933, as amended, and any rules, regulations or requirements of the Securities and Exchange Commission in connection with this registration statement, (ii) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (iii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iv) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (v) take any and all actions which may be necessary or appropriate to be done in connection with the foregoing, as fully for all intents and purposes as he or she might or could do in person, and hereby approving, ratifying and confirming all that such agent and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue hereof.  Without limiting the generality of the foregoing powers and authority, the powers granted include the power and authority to sign the names of the undersigned persons in the capacities indicated below to this registration statement or to any and all amendments and supplements to this registration statement or to any and all instruments or documents filed as part of or in conjunction with this registration statement or any amendments or supplements thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Paul W. Nester	President and Chief Executive Officer, Director	June 1, 2023
Paul W. Nester	(Principal Executive Officer)

/s/ Jason A. Field	Vice President, Chief Financial Officer and Treasurer	June 1, 2023
Jason A. Field	(Principal Financial Officer and Principal Accounting Officer)

/s/ John B. Williamson, III	Director	June 1, 2023
John B. Williamson, III

/s/ Nancy Howell Agee	Director	June 1, 2023
Nancy Howell Agee

/s/ Jacqueline L. Archer	Director	June 1, 2023
Jacqueline L. Archer

/s/ Abney S. Boxley, III	Director	June 1, 2023
Abney S. Boxley, III

/s/ T. Joe Crawford	Director	June 1, 2023
T. Joe Crawford

/s/ Maryellen F. Goodlatte	Director	June 1, 2023
Maryellen F. Goodlatte

/s/ Robert B. Johnston	Director	June 1, 2023
Robert B. Johnston

/s/ J. Allen Layman	Director	June 1, 2023
J. Allen Layman

/s/ Elizabeth A. McClanahan	Director	June 1, 2023
Elizabeth A. McClanahan